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                                                                    EXHIBIT 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in this Registration Statement of Next Level Communications, Inc. on Form S-8 of our reports dated October 15, 1999 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to additional funding requirements) relating to the financial statements of Next Level Communications L.P. and August 25, 1999 (November 9, 1999 as to Notes 2 and 3), relating to the balance sheet of Next Level Communications, Inc. appearing in Registration Statement No. 333-85999 of Next Level Communications, Inc. on Form S-1.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
November 16, 1999